AN APPRAISAL OF
                        A LIMITED PARTNERSHIP INTEREST
                                      IN
                        BALCOR PENSION INVESTORS - III
                               SKOKIE, ILLINOIS
                             AS OF MARCH 31, 1996



















                             Valuation Counselors

May 8, 1996


Balcor Mortgage Advisors - III
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, Illinois 60015

          Attention:  Mr. John K. Powell, Jr. - First Vice President

Gentlemen:

In accordance with your request, we are pleased to submit our opinion of the Value of a Limited Partnership Interest in:

                        Balcor Pension Investors - III
                       (An Illinois Limited Partnership)

as of March 31, 1996.

The term "Value" is defined as follows:

     The amount, in dollars, which a Limited Partnership Interest in Balcor Pension Investors - III is worth to an investor who owns the Interest with the intention of holding it to maturity, who fully understands the complexities of the investment, and has an interest in the potential interest income and capital appreciation of the Limited Partnership Interest. The valuation does not represent the amount that would be received by a holder of a Limited Partnership Interest should he/she decide to liquidate the Interest prior to the maturity of the Partnership. The value is subject to the terms and limiting conditions set forth in this report.

At present it is anticipated that Balcor Pension Investors - III will close by the end of 1998.

Based on our analyses and conclusions set forth in this report, the estimated Value of a Limited Partnership Interest in Balcor Pension Investors - III, as of March 31, 1996, was in the rounded amount of:

                                    $196.00
                                    =======

Adjusted Original Capital per Limited Partnership Interest, as of March 31, 1996, was $282.92.
          -------

For the quarter ended June 30, 1995, the value of a Limited Partnership Interest was reduced $23.00, mainly the result of a distribution of $25.00 per Limited Partnership Interest as a Return of Capital in April 1995.

For the quarter ended September 30, 1995, the value of a Limited Partnership Interest decreased $29.00 as a result of a distribution of $31.94 per Limited Partnership Interest as a Return of Capital in July 1995, an increase of $1.2 million in the allocated value of Perimeter 400 asset, an increase of $1.5 million in the value of the Woods asset, and a decrease of $2.3 million in the value of the Seafirst Financial Center mortgage loan.

For the quarter ended December 31, 1995, the value of a Limited Partnership Interest decreased $56.00 mainly due to a distribution in October, 1995 of $52.18 per Limited Partnership Interest as a Return of Capital and a distribution of $11.00 per Limited Partnership Interest vs. a normal distribution of $4.00 per Limited Partnership Interest as a Return on Capital, as of September 30, 1995. The value of the assets remained substantially the same.

For the quarter ended March 31, 1996, the value of a Limited Partnership Interest decreased $24.00 due mainly to a distribution of $22.96 per Limited Partnership Interest as a Return of Capital.

It is noted that this is prior to any distributions to the Limited Partners under the Early Investment Incentive Fund. The present value of a Unit of the Early Investment Incentive Fund, as of March 31, 1996, was in the rounded amount of:

(1)  Early Investors on or before September 30, 1982                 $17.00
                                                                     ======

(2)  Early Investors purchasing units between
     October 1, 1982 and December 31, 1982                           $17.00
                                                                     ------

Some of the funds received from prepayments and/or excess funds have been invested in first mortgage loans vis-a-vis wrap-around mortgage loans. The cash flows from these first mortgage loans are discounted at a risk rate somewhat less than the rate used for wrap-around mortgage loans to compensate for the lower risk.

The variable components in the total Value of a Limited Partnership Interest and their values, as estimated by Valuation Counselors Group, Inc./Darby & Associates Joint Venture (Schedule E), are as follows:

     Net Investment in Loans Receivable                 $16,253,952
     Unamortized Portion of the Offering Expenses         1,582,230
     Real Estate Owned                                   25,198,063

A copy of this report is retained in our files, together with the information from which the report was compiled.

Respectfully submitted,

/s/Raymond Ghelardi                          /s/Clement H. Darby

Valuation Counselors Group, Inc.             Darby & Associates
Raymond Ghelardi                             Clement H. Darby
Managing Director                            President

REG/CHD/ded

cc:  Ms. Mary J. Mojica
     Ms. Jayne Kosik
     Ms. Jane Cody
     Ms. Terri Thompson

                               TABLE OF CONTENTS

Statement of Facts and Limiting Conditions

Introduction

Payments to the Limited Partners and General Partner

Valuation of a Limited Partnership Interest

Valuation of "The Net Investment in Loans Receivable"

  (1)     Discussion of Risk Rates
  (2) The Present Value of the Return on Funds Advanced and the Return of Principal
  (3)     The Present Value of the Equity Buildup and Accrued
            Interest
  (4)     The Present Value of the "Kickers"
  (5)     The Present Value of the Note Receivable

Conclusions of Value of the "Net Investment in Loans Receivable"

Valuation of the "Real Estate Acquired Through Foreclosure"

Calculation of the Unamortized Portion of the Offering Expenses

Calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - III

Calculation of an Interest in the Early Investment Incentive Funds

Schedule

  A       Distributions to the Limited Partnership

  B-1     Unadjusted Balance Sheet of Balcor Pension
            Investors - III as of March 31, 1996

  B-2     Statements of Income and Expenses for the quarters
            ended March 31, 1996 and 1995

  B-3     Statements of Cash Flows for the quarters ended
            March 31, 1996 and 1995

  C       Loan Portfolio Summary

  D-1     Real Estate Asset Summary

  D-2     Real Estate Appraisal Projections

  E       Adjusted Balance Sheet of Balcor Pension
            Investors - III as of March 31, 1996

                  STATEMENT OF FACTS AND LIMITING CONDITIONS

Valuation Counselors Group, Inc./Darby & Associates Joint Venture strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion or conclusion. In order to assist the reader in interpreting this report, such assumptions are set forth as follows:

Valuation Counselors Group, Inc./Darby & Associates Joint Venture reserves the right to make adjustments to the analysis, opinion and conclusions set forth in the report as deemed necessary by consideration of additional or more reliable data that subsequently may become available.

No opinion is rendered as to legal fee, property title or mortgage notes related to the appraised assets, which are assumed to be good and marketable.

It is assumed that no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of the Appraiser's knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories and other data relating to income and expenses attributed to the assets and the Partnerships have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the report.

It should be specifically noted that the valuation assumes the appraised assets will be competently managed and maintained by financially sound owners over the expected period of ownership except where noted, specifically in assets during the period of foreclosure where Balcor may not have control. This appraisal engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser or Valuation Counselors Group, Inc./Darby & Associates Joint Venture shall be disseminated to the public through public relations media, news media, sales media, prospectus or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc./Darby & Associates Joint Venture. The date of the valuation to which the value estimate conclusion applies is set forth in the report.

The preponderance of working paper support for this valuation is maintained in the offices of management, Balcor Mortgage Advisors.

Neither the fees nor any of the terms and conditions of the appraisal assignments given to Valuation Counselors Group, Inc./Darby & Associates Joint Venture by Balcor Mortgage Advisors are contingent upon the values reported.

No independent investigation of the fair market value of the underlying real estate assets has been made by Valuation Counselors Group, Inc./Darby & Associates Joint Venture. We have reviewed the real estate appraisals for reasonableness, but have assumed the real estate appraisals obtained by Balcor Mortgage Advisors are independent and accurate. Valuation Counselors assumes responsibility for real estate appraisals prepared by their own staff.

No independent investigation of the terms and conditions of the mortgage loans made by Balcor Pension Investors - III has been made. We have relied on data furnished to us by Balcor Mortgage Advisors and the validity of the information was assumed to be correct.

In the event that this appraisal is used as basis to set a market price for a Limited Partnership Interest in Balcor Pension Investors - III, no responsibility is assumed for the seller's inability to obtain a purchaser at the value reported herein.

The reader of this valuation report should be fully conversant with the terms and conditions of Balcor Pension Investors - III Limited Partnership as set forth in the Prospectus, other related documents, and the prior appraisals of a Limited Partnership Interest in Balcor Pension Investors - III.

We have discussed the current status and condition of the mortgage loans and real estate owned with the management of Balcor Mortgage Advisors and have accepted their comments as being factual.

                                 INTRODUCTION

Balcor Pension Investors - III ("BPI - III") is a Partnership formed on October 22, 1982, pursuant to the Uniform Limited Partnership Act of the State of Illinois. The Partnership serves as an investment vehicle for qualified pension, profit sharing and other retirement trusts; bank commingled trust funds for qualified pension and profit sharing plans; Individual Retirement Accounts and HR-10 Plans; government and pension and retirement trusts; and other organizations intended to be exempt from Federal Income Tax. The Limited Partnership provides for Balcor Mortgage Advisors - II to be the General Partner. The sale of the Limited Partnership Interests were at $500 per interest up to a maximum of 260,000 interests. The offering period, during which interests were sold by Balcor Pension Investors - III, commenced August 20, 1982, and ran until November 10, 1982. As of November 10, 1982, the closing date, 237,476 Limited Partnership Interests had been sold.

The Partnership's investment objective is to make wrap-around mortgage loans, and, to a lesser extent, make other junior mortgage loans and first mortgage loans. As of March 31, 1996, the loan portfolio consisted of five wrap-around mortgage loans. Unfunded monies totaling $5,755,822(1) were invested in short-term money market instruments and in demand deposit bank accounts. In the quarter ended March 31, 1996, $5,436,000 was distributed as a Return of Capital. In addition, the Partnership has two real estate assets acquired through foreclosure and two investments in joint ventures with an affiliate.

The Lakeview I-5, Elmwood Plantation and Gazebo Apartments mortgage loans were paid off in the quarter ended November 30, 1985. In December 1985, the Valley Apartment Complex mortgage loan was paid off for $3,702,000. The loan was valued at $5,027,000. On May 8, 1986, the Del Amo mortgage loan was prepaid in full in the amount $10,511,632. On August 21, 1986, the $3,200,000 West Point Mobile Home mortgage loan was prepaid in the amount of $3,749,458. The Ten W. Jackson mortgage loan was paid off on February 12, 1987, with net funds received of $4,711,155.

In December 1985, Hines/Red Man Associates defaulted on the Red Man Plaza Office Building mortgage loan. On February 22, 1986, the Partnership accepted a deed in lieu of foreclosure and the asset was carried at the amount of the first mortgage, $5,183,779. The value had been reduced to $4,800,000. The Partnership had not met debt service payments on the mortgage loan secured by the property since January 1988. The underlying lender filed foreclosure. In July 1988, the Partnership wrote off its investment in Redman Plaza Office Building.

The Candlewyck, Pepper Square and One Way Place Apartment mortgage loans were in default and the Partnership acquired title to the properties on November 4, 1986. On July 16, 1990, One Way Place Apartments was sold for $5,250,000 with the Partnership receiving cash of $1,453,543 and the purchaser assuming the existing underlying mortgage. Candlewyck Apartments was sold during August 1995 for $10 million, netting the Partnership $6,072,257.

On December 30, 1985, the Partnership funded a $6,501,516 wrap-around mortgage loan on the Colony Apts. in Mount Prospect, IL. On December 31, 1985, the Partnership advanced an additional $1,300,000 loan to the Woods and received a $139,500 note for additional interest incurred. In September 1986, the Partnership funded a $6,600,000 mortgage loan on North Morris MHP. On December 8, 1986, the Camelot Manor Estates MHP mortgage loan of $5.1 million was funded. On August 25, 1989, the loan was prepaid in the amount of $5,307,628.20.

In the quarter ended August 31, 1987, the Partnership received the deed in lieu of foreclosure on the $8,000,000 Corporate Campus Office Building mortgage loan and the $8,500,000 Orchards Shopping Center mortgage loan. The Orchards Shopping Center was appraised at $8,200,000 as of December 31, 1990. On November 1, 1991, the underlying lender on the Orchards Shopping Center exercised its option to call the mortgage note collateralized by the property due and payable. As a result, the Partnership repaid the note in the amount of $3,292,426. In the quarter ended September 30, 1992, a new underlying mortgage on the Orchards Shopping Center was granted in the amount of $3,000,000. On September 29, 1994, the Orchards Office Building was sold for proceeds of $1,200,000, though the Partnership has retained possession of the Orchards Shopping Center. The Partnership recognized a loss of $468,294 in the third quarter of 1994 for financial statement purposes. As of March 31, 1996, the remaining property was valued at $6,874,646. Corporate Campus was carried at $6,000,000 but on September 22, 1988, the property was sold for $6,800,000, payable $1,500,000 in cash and $5,300,000 in the form of a purchase money note, and subsequently is carried again as a mortgage loan valued at $2,800,000 based on an offer by the borrower to prepay the mortgage at a discount.

The Park Central Office Building Mortgage Loan was prepaid on November 30, 1987, for $6,861,703, which was $800,000 greater than the previous quarter's valuation.

The Villa Verde Apartments were acquired through foreclosure on January 20, 1989, and was valued at $6.4 million as of February 6, 1990. On November 22, 1993, the property was sold for a price of $5,425,000, with net sale proceeds of $1,141,943 to the Partnership after costs of the sale and buyer's assumption of the first mortgage. There was a partial paydown of $625,000 on the Woods Apartments mortgage loan. On August 7, 1990, the Stemmons Center mortgage loan became Real Estate Owned and this Partnership's interest is valued at $3,326,276 based on 1996 projected cash flow. Rivergate A&B became Real Estate Owned on December 4, 1989, and was carried at $7.0 million. The underlying mortgage was paid off on March 9, 1990. On October 1, 1990, Rivergate Apartments was sold for $7,250,000 with the Partnership receiving a cash down payment of $1,812,500 and a promissory note secured by a first mortgage for $5,437,500. The property was carried as a mortgage loan vis-a-vis Real Estate Owned. The loan matured on October 1, 1995, and was paid off on December 1, 1995, for $5,290,391, or $646,000 more than its value as of September 30, 1995.

In the quarter ended June 30, 1989, the Partnership sold Pepper Square Apartments for $4,300,000 and took back a $3,300,000 wrap-around note with funds advanced of $1,141,044. The Kensington MHP prepaid $7,115,403, leaving a balance of a second mortgage loan of $800,000.

In the quarter ended September 30, 1989, the Camelot Manor mortgage loan was prepaid in the amount of $5,307,628.

In December 1990, the Borrower of the $37,000,000 loan collateralized by the Perimeter 400 Center office building advised the lenders, consisting of the Partnership and three affiliated partnerships, that it could no longer make future debt service payments. As a result, the partnerships purchased the property at a price equal to the outstanding loan amount less amounts held in escrow. The partnerships acquired title to the Property on February 7, 1991. The Partnership had funded $4,692,683 (12.62%) of this loan. The property was appraised at $28,500,000, thus equating to $3,618,000 for the subject Partnership Interest. It was revalued, as of March 31, 1996, at $4,367,115 based on its projected 1996 cash flow.

The loan collateralized by the Airport I & II Industrial Park matured on January 1, 1991. On March 8, 1991, the Partnership received a payoff of $2,002,929 which was $257,000 greater than the December 31, 1990, valuation.

For the quarter ended December 31, 1991, the Woods Apts., Carmel on Providence and the Crossings Shopping Center mortgage loans were reduced to the amount of funds advanced. In the quarter ended June 30, 1992, Crossing Shopping Center became Real Estate Owned. It was sold on January 31, 1995, netting $776,490 to the Partnership after paying off the underlying mortgage. On July 5, 1994, The Woods Apts. became Real Estate Owned and is valued at $10,630,026 based on an appraisal as of October 1995. Carmel on Providence has been operating under an approved bankruptcy plan of reorganization since June 22, 1993.

For the quarter ended December 31, 1992, Bannockburn Executive Center mortgage loan was reduced $1,104,283 to $4,500,000 based on a modification. The property has been operating under an approved bankruptcy plan of reorganization since March 20, 1995 and the mortgage loan is valued at $4,744,444 as of March 31, 1996.

The Kensington MHP mortgage loan was sold for $700,000 in the quarter ended March 31, 1993.

For the quarter ended June 30, 1993, the value of the Riverview Office Building was reduced to $2,100,000. On September 20, 1993, the Partnership sold the property for a gross price of $2,100,000 and net proceeds of $1,900,000, resulting in a loss of $200,000.

On November 2, 1993, the Airport Plaza III mortgage loan paid off in the amount of $1,800,474. This was $127,457 less than the June 30, 1993 valuation.

On June 1, 1994, the loan collateralized by the Continental Park Office Building was prepaid at a discount for proceeds to the Partnership of $4,741,104.

On July 5, 1994, a sub-tier of Balcor Pension Investors - III took title to the Woods Apts.

On November 22, 1994, the North Morris MHP mortgage was paid off in the amount of $7,235,628.

On August 1, 1995, the Colony Apartments mortgage loan was paid off in the amount of $8,510,982, or approximately $339,000 greater than the last valuation.

The stated objectives of Balcor Pension Investors - III are as follows:

      1.Preservation and protection of Limited Partners' capital;

      2.Provide the Limited Partners with regular quarterly cash distributions;

      3.Provide the Limited Partners with additional cash distributions through the receipt of deferred interest; and

      4.Maximize cash distributions over the life of the Partnership estimated to be 12 to 15 years) through the receipt of additional interest in the form of equity participations.

In the wrap-around mortgage portion of the portfolio, the intent is to generate a higher total return on investment through the "equity buildup" portion of a wrap-around mortgage whereby there is a spread in the principal reduction between the wrap-around mortgage and the underlying mortgage loans. Although there is a mathematical buildup of this equity during the life of the loan, the material benefit of the equity buildup normally is not realized until the maturity of the wrap-around loan - which usually occurs in a period of from ten to fifteen years from the initial funding of the loan. In addition, there are potential additional earnings available from a participation in the future gross income as well as a participation in the appreciated value on which Balcor Pension Investors - III has made mortgage loans to date. These potential earnings are commonly known as "kickers."

(1) Source: Balcor Pension Investors - III Balance Sheet as of March 31, 1996, Schedule B-1. The Net Investment in Loans Receivable includes funds advanced as well as earned equity buildup and earned accrued interest, discounted to a present value, and miscellaneous adjustments.

             PAYMENTS TO THE LIMITED PARTNERS AND GENERAL PARTNER

The Limited Partnership, Balcor Pension Investors - III, is a partial self-liquidating real estate investment fund. As of March 31, 1996, the Partners' capital was invested in five real estate loans with the last loan maturing in September 1998. Interest income and amortization, as well as interests in gross income of certain properties, after deducting the General Partners' expenses, income and reserves, is distributed to the Limited Partners under certain formulae, terms and conditions set forth in the Limited Partnership Agreements and described in the summary in the previous section. The remaining Limited Partners' capital, equity buildup and interests in the appreciation of certain properties is distributed to the Limited Partners upon the maturity and/or the successful payoff of the loans. The Partnership also owns two real estate properties acquired through foreclosure and two investments in joint ventures with an affiliate.

The Prospectus of Balcor Pension Investors - III indicated that during the offering period, which expired on November 10, 1982, as well as during the term of the Partnership, distributions are to be made to the investors. The following schedule sets forth the actual distributions made to the Partnership to date.

                                  SCHEDULE A

                   DISTRIBUTIONS TO THE LIMITED PARTNERSHIP

                 Number of            Annual
Effective Date   Interests             Rate      Amount Paid

 2/28/83           237,476             8.80%     $2,612,360
 5/31/83           237,476             8.80       2,612,236
 8/31/83           237,476             8.80       2,612,236
11/30/83           237,476             8.80       2,612,236
 2/29/84           237,476             9.00       2,671,605
 5/31/84           237,476             9.20       2,730,974
 8/31/84           237,476             9.20       2,730,974
11/30/84           237,476             9.60       2,849,712
 2/28/85           237,476             9.80       2,909,081
 5/31/85           237,476            10.00       2,968,450
 8/31/85           237,476            10.00       2,968,450
11/30/85           237,476            10.00       2,968,450
 2/28/86           237,476            10.00       2,968,450
 5/31/86           237,476            10.00       2,968,450
 8/31/86           237,476            26.00       7,717,970
11/31/86           237,476            10.00       2,968,450
 2/28/87           237,476            10.00       2,968,450
 5/31/87           237,476             6.48       1,923,555
    6/87           237,476             -            748,049
            ($3.15 per Interest as a Return of Capital)
 8/31/87           237,476             7.65       2,256,022
    9/87           237,476             -            415,583
            ($1.75 per Interest as a Return of Capital)
12/31/87           237,476             4.52       1,329,866
    1/88           237,476                        5,936,900
            ($25.00 per Interest as a Return of Capital)
 3/31/88           237,476             4.76       1,329,866

                 Number of            Annual
Effective Date   Interests             Rate      Amount Paid

 6/30/88           237,476             5.11%     $1,424,856
 9/30/88           237,476             5.96       1,662,332
   10/88           237,476                        1,246,749
            ($5.25 per Interest as a Return of Capital)
12/31/88           237,476             5.59       1,543,594
    1/89           237,476                        4,749,520
            ($20.00 per Interest as a Return of Capital)
 3/31/89           237,476             5.84       1,543,594
 6/30/89           237,476             7.19       1,899,808
    7/89           237,476                        2,256,022
            ($9.50 per Interest as a Return of Capital)
 9/30/89           237,476             7.35       1,899,808
12/31/89           237,476             7.35       1,899,808
 3/31/90           237,476            16.08       4,155,831
 6/30/90           237,476             6.89       1,781,070
 9/30/90           237,476             6.89       1,781,070
   10/90           237,476             -            831,166
            ($3.50 per Interest as a Return of Capital)
12/31/90           237,476             6.95       1,781,070
 3/31/91           237,476             6.95       1,781,070
 6/30/91           237,476             6.95       1,781,070
 9/30/91           237,476             6.95       1,781,070
12/31/91           237,476             6.95       1,781,070
 3/31/92           237,476             4.63       1,187,380
 6/30/92           237,476             4.63       1,187,380
 9/30/92           237,476             4.63       1,187,380
12/31/92           237,476             4.63       1,187,380
 3/31/93           237,476             4.63       1,187,380
 6/30/93           237,476             4.63       1,187,380
 9/30/93           237,476             4.63       1,187,380
12/31/93           237,476             3.70         949,904
    1/94           237,476             1.39         356,214
            ($1.50 per Interest as a Return on Capital)
 3/31/94           237,476             3.70         949,904
    4/94           237,476             -          4,001,471
            ($16.85 per Interest as a Return of Capital)
 6/30/94           237,476             3.86         949,904
 9/30/94           237,476             3.86         949,904
12/31/94           237,476             3.86         949,904
 3/31/95           237,476             3.86         949,904
    4/95           237,476             -          5,936,900
            ($25.00 per Interest as a Return of Capital)
 6/30/95           237,476             4.10         949,904
            ($4.00 per Interest)
    7/95           237,476             -          7,585,639
            ($31.94 per Interest as a Return of Capital)
 9/30/95           237,476            12.29       2,612,236
            ($11.00 per Interest)
   10/95           237,476             -         12,391,746
            ($52.18 per Interest as a Return of Capital)
12/31/95           237,476             5.23         949,904
            ($4.00 per Interest)

                 Number of            Annual
Effective Date   Interests             Rate      Amount Paid

    1/96           237,476             -          5,453,076
            ($22.96 per Interest as a Return of Capital)
 3/31/96           237,476             5.66%        949,904
            ($4.00 per Interest)


The Partnership Agreement provides that the General Partner will receive
mortgage   placement fees (points) and standby loan commitment fees paid by borrowers, subject to certain limitations, when the Partnership funds mortgage loans or issues commitments to fund mortgage loans. The General Partner will service the Partnership's mortgages and will receive a mortgage servicing fee, payable not more frequently than monthly, at an annual rate equal to 1/4 of 1% of the amounts advanced by the Partnership and outstanding from time to time. The General Partner is also reimbursed for certain expenses incurred in the day to day operations of the Partnership.

All profits and losses of the Partnership are allocated 99% to the capital accounts of the Limited Partners and 1% to the capital accounts of the General Partner. To the extent that cash flow (as defined in the Partnership Agreement) is distributed, distributions will be made as follows: (i) 90% of such cash flow will be distributed to the Limited Partners, (ii) 7.5% of such cash flow will be distributed to the General Partner, and (iii) 2.5% of such cash flow will be set aside in the Early Investment Incentive Fund, described as follows:

     Early Investment Incentive Fund:

     Twenty-five per cent of the General Partner's share shall be set aside in the Early Investment Incentive Fund hereinafter described for payment to Early Investors if necessary for them to receive on dissolution of the Partnership a return of their Original Capital plus a Cumulative Return determined as follows: (i) for Interests purchased on or before September 30, 1982, the greater of 20% per year, subject to increase from time to time in the sole discretion of the General Partner, or 4% per year above the Average Composite AA Bond Yield as measured by Standard & Poor's ("AA Bond Yield") in effect as of December 31, 1982; and (ii) for Interests purchased between October 1, 1982, and December 31, 1982, the greater of 18% per year, subject to increase from time to time in the sole discretion of the General Partner, or 2% per year above the AA Bond Yield in effect as of December 31, 1982. The AA Bond Yield was 13.99% as of August 12, 1982, and is published periodically in various Standard and Poor's publications. After Early Investors have received such return the amount remaining in the Early Investors Incentive Fund will be distributed 90% to all Limited Partners and 10% to the General Partner. In the event that on dissolution of the Partnership, cash available for distribution and the amount in the Early Investment Incentive Fund are not sufficient to return to Early Investors their Original Capital plus the Cumulative Return, the amount of any funds in the Early Investment Incentive fund will be distributed first to all Early Investors until they shall have received a Cumulative Return to equal to the rate described in period (ii) above, and then to those Early Investors who purchased Interests in period (i) above.

     As noted above, 25% of the General Partner's share of Cash Flow shall be set aside in the Early Investment Incentive Fund when and as distributions in Cash Flow are made to the Limited Partners and the General Partner.
     The amounts in the Early Investment Incentive Fund will be kept separate and apart from other Partnership funds and may be utilized to repurchase Interests from Limited Partners as set forth under "Description of the Partnership Agreement - Repurchase of Interest." To the extent that the amounts in the Early Investment Incentive Fund are not so utilized, it is intended that such amounts shall, pending their distribution to Early Investors, Limited Partners and the General Partners as described above, be temporarily invested in United States government securities, securities issued or guaranteed by United States government agencies, certificates of deposit and time or demand deposits in state or national bankers' acceptances, savings and loan association deposits or deposits in members of the Federal Home Loan Bank System, commercial paper, securities of mutual funds which invest exclusively in "money market" instruments with maturities generally not exceeding one year, and other similar investments.

                  VALUATION OF A LIMITED PARTNERSHIP INTEREST

The methodology used in estimating the Value of a Limited Partnership Interest in Balcor Pension Investors - III is based upon substituting the estimated value of the mortgage loan portfolio in place of the "Net Investment in Loans Receivable" as shown on the March 31, 1996, Balance Sheet of Balcor Pension Investors - III. In addition, the unamortized portion of the Offering Expenses is added to the Assets on the same Balance Sheet. The amortization is calculated by reducing the total Offering Expenses, as set forth in the financial statements, on a straight line basis, quarterly, to the expiration date of the loan portfolio. For financial reporting purposes, Balcor Pension Investors - III initially deducted the total Offering Expenses from the proceeds of the Limited Partnership Interest. Where equities exist, they are included in the Balance Sheet (Schedule E) at their market value based on independent real estate appraisals or estimates based on the cash flows of the properties. Schedules D-1 and D-2 summarize the calculations of Partnership Asset Values for the Real Estate Acquired Through Foreclosure.

Future General Partner fees and related expenses are not present valued as an expense because of their unpredictability but rather are taken as a charge in the quarter incurred.

Valuation Counselors Group, Inc./Darby & Associates Joint Venture has been retained by Balcor Mortgage Advisors - III to estimate the Value of a Limited Partnership Interest in Balcor Pension Investors - III on a quarterly basis.
In order to accomplish this, we valued the "Net Investment in Loans Receivable" as well as calculated the "Unamortized Portion of the Offering Expenses."

Cash and Investments in Certificates of Deposit and Marketable Securities are considered short term investments since eventually all but a working capital reserve will be funded in real estate loans and real estate owned or returned to the investor. Consequently, they remain in the valuation at face value in both Schedules B-1 and E.

A simplified version of the Balance Sheet of Balcor Pension Investors - III, prepared by Balcor Mortgage Advisors - III, before the aforementioned adjustments, is on the following Schedule B-1. Schedules B-2 and B-3 are Statements of Income and Expense.

                                 SCHEDULE B-1

                           UNADJUSTED BALANCE SHEET
                        BALCOR PENSION INVESTORS - III
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets

     Cash and Cash Equivalents                       $ 5,755,822
     Escrow Deposits                                      92,692
     Accounts and Accrued Interest Receivable             67,206
     Prepaid Expense                                       7,723
     Deferred Expenses                                    18,746
     Interest Receivable on Notes, Short-term
       Investments and First Mortgages                    56,817
     Allowance for Potential Loan Losses             (13,508,028)
     Net Investment in Loans Receivable               21,826,818
     Investments in joint ventures with an affiliate
       (Stemmons and Perimeter 400)                   13,567,996
     Discount on Loans Receivable                       (347,233)
     Real Estate Acquired through Foreclosure
       (Woods and Orchards Center)                    14,815,014
                                                     -----------

           Total Assets                              $42,353,573
                                                     ===========

Liabilities

     Accounts payable                                $   180,779
     Accrued Liabilities-principally real
       estate taxes and Escrow                           228,334
     Due to Affiliates                                    43,280
     Other Liabilities-principally escrow                254,437
     Security Deposits                                    87,617
     Mortgage Notes Payable (Orchards Center)          1,655,741
                                                     -----------

     Total Liabilities                              $  2,450,188
     Partners' Capital
       (237,476 Limited Partnership Interests)        39,903,385
                                                    ------------

           Total Liabilities and Partners' Capital  $ 42,353,573
                                                    ============

                                 SCHEDULE B-2

                         BALCOR PENSION INVESTORS-III
                       (AN ILLINOIS LIMITED PARTNERSHIP)


                       STATEMENTS OF INCOME AND EXPENSES
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                 1996           1995
                                            -------------- ---------------
Income:
  Interest on loans receivable              $   1,367,431  $    1,972,025
  Less interest on loans
    payable - underlying mortgages                819,181       1,017,165
                                            -------------- ---------------
  Net interest income on loans receivable         548,250         954,860

  Income from operations of
    real estate held for sale                     380,734         609,896
  Participation in income
    of joint ventures with affiliates             136,648         128,524
  Interest on short-term investments              100,650         294,255
                                            -------------- ---------------
      Total income                              1,166,282       1,987,535
                                            -------------- ---------------
Expenses:
  Administrative                                   89,558         193,061
                                            -------------- ---------------
      Total expenses                               89,558         193,061
                                            -------------- ---------------
Income before gain on sale of real estate       1,076,724       1,794,474
Gain on sale of real estate                                       717,900
                                            -------------- ---------------
Net income                                  $   1,076,724  $    2,512,374
                                            ============== ===============
Net income allocated to General Partner     $      80,754  $      188,428
                                            ============== ===============
Net income allocated to Limited Partners    $     995,970  $    2,323,946
                                            ============== ===============
Net income per average number of Limited
  Partnership Interests outstanding
  (221,386 in 1996 and 227,268 in 1995)     $        4.50  $        10.23
                                            ============== ===============
Distribution to General Partner             $      79,159  $       79,159
                                            ============== ===============
Distribution to Limited Partners            $   5,968,540  $      909,069
                                            ============== ===============
Distribution per Limited Partnership
  Interests outstanding                     $       26.96  $         4.00
                                            ============== ===============

                                 SCHEDULE B-3

                         BALCOR PENSION INVESTORS-III
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                           STATEMENTS OF CASH FLOWS
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                 1996           1995
                                            -------------- ---------------
Operating activities:
  Net income                                $   1,076,724  $    2,512,374
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Gain on sale of real estate                                (717,900)
      Participation in income of
        joint ventures with affiliates           (136,648)       (128,524)
      Amortization of deferred expenses             3,124           3,124
      Net change in:
        Escrow deposits                            34,312         226,496
        Escrow deposits - restricted                              899,929
        Accounts and accrued
          interest receivable                      98,394          (8,684)
        Prepaid expenses                           24,174
        Accounts payable                           79,324         (31,776)
        Due to affiliates                           7,269          42,357
        Other liabilities                         (51,342)     (1,150,396)
        Security deposits                          (2,231)         (3,184)
                                            -------------- ---------------
  Net cash provided by operating activities     1,133,100       1,643,816
                                            -------------- ---------------
Investing activities:
  Distributions from joint
    venture partners - affiliates                  16,501
  Collection of principal payments
    on loans receivable                                            11,019
  Additions to real estate                                        (20,324)
  Proceeds from sale of real estate                               856,240
  Costs incurred in connection
    with sale of real estate                                      (79,750)
                                            -------------- ---------------
Net cash provided by investing activities          16,501         767,185
                                            -------------- ---------------
Financing activities:
  Distribution to Limited Partners             (5,968,540)       (909,069)
  Distribution to General Partner                 (79,159)        (79,159)
  Increase in cash and cash equivalents -
    Early Investment Incentive Fund              (470,311)        (67,891)
  Principal payments on underlying
    loans payable                                (210,167)       (287,578)
  Principal payments on mortgage
    notes payable                                 (10,550)        (54,950)
                                            -------------- ---------------
  Net cash used in financing activities        (6,738,727)     (1,398,647)
                                            -------------- ---------------
Net change in cash and cash equivalents        (5,589,126)      1,012,354
Cash and cash equivalents at beginning
  of period                                    11,344,948      18,445,509
                                            -------------- ---------------
Cash and cash equivalents at end of period  $   5,755,822  $   19,457,863
                                            ============== ===============

             VALUATION OF "THE NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" (the loan portfolio) is equal to the present value of the various income and equity components of the loan portfolio, discounted at current market rates of interest, commensurate with the risks, as of March 31, 1996.

The income and equity components of the loan portfolio are as follows:

     (1) The present value of the average annual rate of return on funds advanced (cash received) over the life of the loans,

     (2)  The present value of the funds advanced, due at maturity,

     (3) The present value of the equity buildup for wrap-around mortgage loans and accrued interest, and

     (4) The present value of the "kicker" income, i.e., a share in the future gross income, and the appreciated value, "equity kicker," in certain properties.

(1)  Discussion of Risk Rates

The discount rate applied to the cash flow mathematically expresses risk. Risk represents the uncertainty related to achievement of the prospective cash flows. The primary components of risk exposure in fixed income securities are interest rate risk, inflation risk, market risk, liquidity risk and risk of default. As previously discussed, the valuation of the assets in question have been predicated upon the present valuing of the components of the loan portfolio. Therefore, determination of an appropriate risk rate is essential in the valuation of the net investment in loans receivable.

Financial theory dictates the necessity of incremental return resulting from incremental risk. Accordingly, the typical risk/return tradeoff indicates that investors should demand greater rates of return as the perceived riskiness of the asset or security increases. In examining an investment situation, a hypothetical investor would weigh the perceived level of risk against the return expected from the subject investment. In determining the required rate of return or discount rate on a particular asset or investment, the hypothetical investor would also consider returns available from alternative investment opportunities such as government securities, corporate bonds, mortgages, real estate and common stock, if applicable.

The subject assets consist of a self-liquidating real estate investment fund with investments in both real estate loans with varying maturities and real estate assets. Accordingly, in determining an appropriate risk rate associated with the subject assets, we have considered alternative and comparable rates of return in the lending and real estate marketplace as indicated by such sources as the Wall Street Journal, Real Estate Research Corporation Real Estate Report, Investment Dealers Digest, Corporate Financing Week, American Council of Life Insurance Investment Bulletin and the National Association of Real Estate Investment Trusts.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 29,1996 and January 3, 1996 Wall Street Journals.

              Yield Rates as Indicated by the Wall Street Journal

Security                      First Quarter 1996  Fourth Quarter 1995

Three Month U.S. Treasury Bills 4.99%                   5.04%
Six Month U.S. Treasury Bills   4.97%                   5.03%
Prime Rate                      8.25%                   8.50%
Ten Year U.S. Treasury Bonds    6.60%                   5.64%
Twenty Year U.S. Treasury Bonds 6.90%                   6.02%

Corporate Bonds

  Aaa, Aa                       6.72% to 7.60%          6.02% to 6.96%
  A, Baa                        6.95% to 7.91%          6.23% to 7.31%
  Ba, C                         9.8%                    9.7%

Collateralized Mortgage
  Obligations

  10 Year                       7.90%                   6.94%
  20 year                       8.05%                   7.17%

Additionally, information from Moody's Corporate Bond Survey and the Investment Dealer's Digest indicates the corporate original issue Real Estate Mortgage Investment Conduit (REMIC) yields from 1988 to 1995 ranged from 7% to 11.3% for obligations with terms in excess of ten years. A yield difference of one to three points was exhibited within multiple class REMIC issues where accrued interest payments did not commence on the (higher yielding) security until senior class notes were paid in full. A short-term issuance collateralized by elderly living properties exhibited a four point yield differential between classes.

According to information from the Mortgage-Based Securities Letter, REMIC issuances in 1994 have decreased substantially from the levels exhibited during 1992 and 1993. Reportedly, many REMIC underwriters and investors incurred losses due to price corrections in the derivative mortgage securities market. The price decline was believed to be attributable to several factors including rising interest rates, increased volatility, average-life extension and lack of liquidity. According to the Wall Street Journal, new issues of mortgage-backed securities were down 57% in 1994 as compared to the prior year.

In addition to the previously noted yields on various market securities, we have also considered mortgage rates associated with various types of commercial real estate properties. This data is relevant in that it provides an indication of rates of return associated with similar types of investments. These statistics have been extracted from the December 29, 1995 and October 1, 1995 editions of the Investment Bulletin published by the American Council of Life Insurance, is as follows:

                                   Averages

                           Contract Interest
                                  Rate
Type of Loan
  Property Type          Third Quarter  Second Quarter
                             1995           1995

FIXED RATE-FIXED TERM          7.83%          8.23%
  Apartment                    7.64%          8.13%
  Office Building              7.98%          8.23%
  Retail                       7.79%          8.17%
  Industrial                   7.84%          8.21%
  Other Commercial             7.73%          8.47%



                               Yield With
                                  Fees

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM          7.85%          8.24%
  Apartment                    7.67%          8.15%
  Office Building              8.00%          8.24%
  Retail                       7.81%          8.18%
  Industrial                   7.85%          8.22%
  Other Commercial             7.74%          8.51%


                               Maturity
                             (Years/Months)

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM      11/06          11/02
  Apartment                10/11          10/09
  Office Building           10/0          09/07
  Retail                   13/05          13/06
  Industrial               10/08          10/00
  Other Commercial         11/04          12/02


Additionally, we have considered expected capitalization rates and internal rates of return extracted from "Korpacz Real Estate Investor Surveys, First Quarter 1996". For comparative purposes, we have also presented similar data extracted from "Korpacz Real Estate Investor Surveys, Fourth Quarter 1995".

                National Market Indicators: First Quarter 1996

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                   District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.50%    10.00%-15.00%   12.10%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   8.11%     8.00%-12.50%    9.58%
Terminal Cap Rate          7.00%-11.00%   8.56%     8.25%-12.00%    9.62%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.90%    9.00%-14.00%    11.27%
Free and Clear Equity Cap
Rate                       8.00%-11.00%   9.47%     7.25%-13.00%    9.29%
Terminal Cap Rate          8.50%-12.00%   9.68%     8.00%-11.00%    9.51%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.50%-13.00%  11.38%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.97%
Terminal Cap Rate          8.00%-11.00%   9.29%

               National Market Indicators:  Fourth Quarter 1995

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                    District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.55%    10.00%-15.00%   12.15%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   7.86%     7.50%-12.50%    9.52%
Terminal Cap Rate          7.00%-11.00%   8.45%     8.25%-12.00%    9.63%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-15.00%  12.04%    9.00%-14.00%    11.31%
Free and Clear Equity Cap
Rate                       8.00%-11.50%   9.57%     7.25%-13.00%    9.36%
Terminal Cap Rate          8.50%-12.00%   9.75%     8.00%-11.00%    9.58%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.00%-13.00%  11.50%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.99%
Terminal Cap Rate          8.00%-11.00%   9.31%


Our discount rates have been selected based upon the returns exhibited on alternative securities and real estate properties as previously presented, in conjunction with the attributes of the subject assets.


Risk Measurement in Real Estate

As previously discussed, the primary components of risk exposure for fixed income securities include interest rate risk, inflation risk, market risk, liquidity risk and default risk. For real estate, these risks are similar and can be segmented into two categories. The first is systematic risk which includes all risks external to the property. The remaining risks can be categorized as nonsystematic risk and includes all risks directly related to the property. Generally, systematic risk affects the overall market as a whole and is often referred to as market risk. However, nonsystematic risk is generally more attributable to the property specifics. Nonsystematic risk can be further broken down into risk relative to the immediate neighborhood or local market with the residual risks being unique to the property.

When viewing an investment in a single property, the systematic overall market risk, the nonsystematic local market risk and the nonsystematic unique property risks must be weighed in the derivation of an appropriate risk rate (discount rate) to be applied to anticipated cash flows. The overall market risks would include such factors which effect the market as a whole. Among these factors would be the level of interest rates, the economic condition of the nation, federal tax incentives related to real estate and the expected inflation rate. Each of these factors can have a direct effect on real estate throughout the nation.

Nonsystematic local market risks are those that effect a regional area or neighborhood and are not part of the overall market risk. There are many types of possible local market risks. Some examples of local market risk include fluctuations in the local economy, changes in transportation systems, local crime rates and over building. These local market risks may be severe enough to override the effects of the overall market risk.

Property unique risks are those which effect the subject property in a manner more specific than the local market risks. Many of the property unique risks are similar to the local market risks but are more significant for the subject property. Some examples of property specific risks would include dependence on single industries or tenants, crime frequency on the property, changes in immediate traffic patterns, changes in adjacent zoning or adjacent property conditions and unanticipated capital improvement requirements. These property specific risks may have a material impact on the property but may not be reflected in the local market risks.

Investments in individual property would reflect three groups of risks including the systematic overall market risks, the nonsystematic local market risks and the nonsystematic property unique risks. However, modern portfolio theory recognizes that through investment diversification, the nonsystematic risks associated with the local market and the unique attributes of the property can be reduced. Furthermore, with sufficient diversification, a portfolio can virtually eliminate nonsystematic risk.

The benefits of portfolio diversification are reflected in the improvement of the portfolio's return-risk ratio. The return-risk ratio measures the return of the investment relative to the volatility of the return. Generally, the volatility of return is measured by the standard deviation of the return over a period of time. Therefore, the return-risk ratio is simply the return of the investment divided by the standard deviation of the return.

As an example of the application of this ratio, assume that portfolio A invests in only one type of property in one local market and experiences an average annual return of 13% over fifteen years with a standard deviation of return of 17%. The return-risk ratio is computed to be 0.76 (13% divided by 17%). Portfolio A's risk-return ratio can then be compared to the ratio of other portfolios to evaluate the level of return relative to the risk taken.

To illustrate, assume portfolio B invests in a wide variety of property types in a numerous geographical regions and only generated an annual return of 12% over fifteen years. However, the standard deviation of return was only 13%.
The return-risk ratio is computed to be 0.86 (12% divided by 13%). Even though portfolio A's return exceeded portfolio B's return, the superior return was not enough to offset the increase in risk. Therefore, an investor would likely prefer an investment in Portfolio B.

It should be noted, however, that with the reduction in the volatility of returns, modern portfolio theory also recognizes that there is a reduction in the level of potential return. This is because that volatility generally provides the opportunity for added returns. This is the basis for the axiom that greater risk equals greater reward. However, an investor generally requires that the increase in risk is offset by an increase in potential return. Conversely, if an investor is looking for a lower risk, the investor would expect lower returns.

In the instant case, the discount rates selected for the appraisal of individual properties which are expected to be sold in the near future reflect all the systematic and nonsystematic risks associated with each individual property. The discount rates are derived considering overall market factors, local market factors and property unique factors. However, for those properties which are valued as real estate investments on the basis of their cash flows, the discount rate applied reflects the benefits of reduced nonsystematic risks through portfolio diversification. These benefits include the offsetting of local market risks and property unique risks of each property with the local market risks and property unique risks of the other properties in the portfolio. As a result, the volatility of returns for each property is offset by the volatility of returns of the other properties in the portfolio. The discount rates applied to the latter category of properties are derived from market data on portfolio returns, which reflect the dichotomies described above.

(2)  The Present Value of the Return on Funds Advanced and the Return of
     Principal

Schedule C lists the five mortgage loans funded as of December 31, 1995, with total funds advanced of $14,824,865.

In order to determine the present value of the return on funds advanced, the interest due in each loan in each year to maturity was calculated on the basis of the average annual rate of return on funds advanced. This interest was discounted to a current present value at a market rate of interest. After reviewing various market rates in effect as of March 31, 1996, including those set forth in (1) Discussion of Risk Rates, as well as others, and recognizing the present rates of similar new mortgage loans, we have concluded that a rate of 10.25% is commensurate for the risk of the first mortgage loans in this Fund and 11.00% for second mortgage loans and wrap-around mortgage loans.

The present value of the funds advanced is the present value of the principal of each loan at maturity, discounted to a present value at 10.25% and 11.00% as indicated. This information is summarized in Schedule C, which follows a later section of this report.

The total present value of the principal and interest on the mortgage loans in this Partnership, as of March 31, 1996, is:

                                  $14,743,155
                                  ===========

(3)  The Present Value of the Equity Buildup and Accrued Interest

The value of the equity buildup for the wrap-around mortgage loans and accrued interest is the present value of a known contract amount of monies to be received at a specific future date. As the loans begin to mature, there is an increasing amount of equity buildup and accrued interest actually earned and less equity buildup and accrued interest still to be earned in the future. The area of judgment in valuing the equity buildup and accrued interest is in the selection of the discount rates commensurate with the risks. Because equity buildup and accrued interest are contract amounts to be received the same as cash interest received and repayment of principal, the same discount rate applies to all mortgage loans, i.e., 11.00% on wrap-around mortgage loans and 11.00% and 10.25% on accrued interest where indicated.

Schedule C, which follows, includes summaries of the present value of the equity buildup and accrued interest, by loan, as of March 31, 1996. They indicated the total amount of funds advanced for each loan, the equity buildup of the wrap-around mortgage loans and accrued interest discounted at 11.00% and 10.25%. In addition any adjustments to the value of specific mortgage loans are indicated on Schedule C.

In certain loans the accrued interest payment is effected by the income kicker wherein the loan agreement calls for the kicker income first to be applied against accrued interest. The net effect is an increase in the present value of the accrued interest of the loan as a result of the accelerated payment of the accrued interest instead of payment at maturity.

The totals are summarized as follows:

Present Value of the Equity Buildup       $1,201,153

Present Value of the Accrued Interest        309,644
                                          ----------

     Total                                $1,510,797
                                          ==========

(4)  The Present Value of the Income and Equity Kickers

On most of the loans Balcor Mortgage Advisors - II initially negotiated kickers, or additional payments to Balcor Pension Investors - III, contingent upon the achievement of certain levels of gross income and/or market value. In some cases Balcor Pension Investors - III is to receive a percent of the gross income over a specified amount of gross income to be achieved in the future. There is no assurance that the achievement levels will be attained, nor is there any assurance that the payments due will be received in whole and on a timely basis. In other more predictable cases, the percentage share of gross income may be collected on next year's revenues. Other kickers include situations where Balcor Pension Investors - III is to receive a percentage of the proceeds in a sale or refinancing of the property over a stated market or appraised value.

In estimating the present value of the income kickers where they exist we have taken the estimated 1991 gross income for each loan subject to an income kicker and projected the gross income at a compound rate of 4% to the maturity date of the mortgage loan unless a particular set of circumstances on a mortgage loan dictate a lower growth rate. The annual projected gross income was compared with the terms and conditions of the income kicker provision of each loan and, where payments were due in future years, that amounts were discounted at 15.00% on first mortgage loans and 18.00% on wrap-around mortgage loans to a present value. The risk rates of 15.00% on first mortgage loans and 18.00% on wrap-around mortgage loans are commensurate with the ability of the properties to achieve their income goals and for Balcor Pension Investors - III to receive payment.

A different valuation methodology was used to determine the present value of the equity kickers where they exist. Income was increased at 4% on the properties unless a particular set of circumstances on a mortgage loan dictate a lower growth rate. Taxes, insurance, utilities and other expenses were increased at 4%. To compute the value of the property the resultant net cash flow from each property was capitalized at 10.25%. The resultant values were discounted at 15.00% and 18.00% to a present value. This risk rate represents the degree of risk of the properties to achieve their projected market values and for Balcor Pension Investors - III to receive payment.

The value of many of the kickers originally included in the mortgage loans have been deleted on the problem loans and those valued at funds advanced. As of March 31, 1996, no value was ascribed to the kickers.

(5) The Present Value of the Notes Receivable

On August 31, 1983 the Greentree Village Apartments property was sold by Green Tree Associates, Ltd. to T.M. Partners, Ltd. As a result of the sale, Balcor received $1,291,000 of Sale Interest Proceeds. A Promissory Note in the amount of $1,291,000 was signed for the Sale Interest to be paid as follows:

     a)  $433,000 due March 1, 1985 (Paid)
     b)  Balance of $858,000 due at April 1, 1995 (Maturity)

The Note is in default and we have elected not to assign any value to the Note.

As part of the sale of Elmwood Plantations, Balcor received a Note in the amount of $400,000, payable as follows:

    $100,000             October 31, 1986  (unpaid)
     150,000             October 31, 1987  (unpaid)
     150,000             October 31, 1988  (unpaid)

The Note maker filed for bankruptcy and, consequently, there is no value to the Note.

      BALCOR PENSION INVESTORS III           SCHEDULE C
      LOAN PORTFOLIO SUMMARY

      AS OF:                                  31-Mar-96


      DISCOUNT RATES:       WRAPS
                              FIRSTS

                                      DATE       DATE    DISCOUNTING
                             LOAN      OF         OF         TERM
      DEAL                   TYPE    FUNDING   MATURITY (IN QUARTERS)
      ----------------------------------------------------------------
1,3,5 BANNOCKBURN EXEC. CTR. WRAP  16-Sep-82  01-Dec-97          7.00
    2 SEAFIRST FIN. CENTER   WRAP  26-Oct-82  01-Nov-97          7.00
  4,5 CARMEL ON PROVIDENCE   WRAP  23-Dec-82  31-Dec-97          7.00
    4 CORPORATE CAMPUS       WRAP  22-Sep-88  01-Sep-98         10.00
    6 PEPPER SQUARE          WRAP  16-Jun-89  01-Jun-96          1.00




      NET TO LIMITED PARTNERS

      1.  Valued at less than the amount of Funds Advanced.
      2.  Valued at the amount of the funds Advanced.
      3.  Value based on a modification.
      4.  Modified.
      5.  In bankruptcy.
      6.  Former Real Estate Owned.

      DISCOUNT RATES:       WRAPS                 11.00%        11.00%
                              FIRSTS              10.25%        10.25%

                                    CURRENT  DISCOUNTED   DISCOUNTED
                                     FUNDS      FUNDS        DEBT
      DEAL                         ADVANCED   ADVANCED     SERVICE
      ----------------------      ------------------------------------
      BANNOCKBURN EXEC. CTR.       5,027,736  4,158,145       586,299
      SEAFIRST FIN. CENTER         5,034,396  5,034,396             0
      CARMEL ON PROVIDENCE         1,244,285  1,029,075       297,863
      CORPORATE CAMPUS             2,604,683  2,800,000             0
      PEPPER SQUARE                  913,765    913,765        13,365
                                  ------------------------------------
                                  14,824,865 13,935,381       897,527

      LESS: GP 10% SHARE                                       89,753
      LESS: GP 5% SHARE (on Loans
         Valued at Funds Outstanding)                 0
                                             -------------------------
      NET TO LIMITED PARTNERS                13,935,381       807,774
                                             =========================

      DISCOUNT RATES: WRAPS            11.00%     11.00%        11.00%
                     FIRSTS            10.25%     10.25%        10.25%

                                  DISCOUNTED              DISCOUNTED
                                    EQUITY   DISCOUNTED    ACCRUED
      DEAL                         BUILD-UP     NOTES      INTEREST
      ----------------------      ------------------------------------
      BANNOCKBURN EXEC. CTR.               0          0             0
      SEAFIRST FIN. CENTER                 0          0             0
      CARMEL ON PROVIDENCE           746,745          0       344,049
      CORPORATE CAMPUS                     0          0             0
      PEPPER SQUARE                  587,870          0             0
                                  ------------------------------------
                                   1,334,615          0       344,049

      LESS: GP 10% SHARE             133,461          0        34,405
      LESS: GP 5% SHARE (on Loans
      Valued at Funds Outstanding)
                                  ------------------------------------
      NET TO LIMITED PARTNERS      1,201,153          0       309,644
                                  ====================================



      DISCOUNT RATES: WRAPS            18.00%     18.00%
                     FIRSTS            15.00%     15.00%

                                  DISCOUNTED DISCOUNTED     TOTAL
                                    INCOME     EQUITY      CURRENT
      DEAL                          KICKERS    KICKERS    VALUATION
      ----------------------      ------------------------------------
      BANNOCKBURN EXEC. CTR.               0          0     4,744,444
      SEAFIRST FIN. CENTER                 0          0     5,034,396
      CARMEL ON PROVIDENCE                 0          0     2,417,731
      CORPORATE CAMPUS                     0          0     2,800,000
      PEPPER SQUARE                        0          0     1,515,000
                                  ------------------------------------
                                           0          0    16,511,571

      LESS: GP 10% SHARE                   0          0       257,619
      LESS: GP 5% SHARE (on Loans
      Valued at Funds Outstanding)                                  0
                                  ------------------------------------
      NET TO LIMITED PARTNERS              0          0    16,253,952
                                  ====================================

                          CONCLUSIONS OF VALUE OF THE
                     "NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" is the sum of the present values of the various components of the loans described in the foregoing sections of this report. Our conclusions are summarized as follows:

(1) The Present Value of the Return on Funds
    Advanced and Return of Principal             $14,743,155

(2) The Present Value of the Equity Buildup
    and Accrued Interest                           1,510,797

(3) The Present Value of the Income and Equity
    Kickers                                                0

(4) Notes Receivable                                       0
                                                 -----------

Total Value of the "Net Investment in
Loans Receivable" as of March 31, 1996           $16,253,952
                                                 ===========

          VALUATION OF THE "REAL ESTATE ACQUIRED THROUGH FORECLOSURE"

Balcor Pension Investors - III began in 1982 as a Limited Partnership with an investment objective to make mortgage loans. Because of the general decline in the real estate market over the past several years, it was necessary for the Partnership to acquire a number of the assets, secured by the mortgage loans, through foreclosure or accepting the deed in lieu of foreclosure. As of March 31, 1996, the Partnership owned two Real Estate Assets Acquired Through Foreclosure and two investments in joint ventures with an affiliate. Several have been sold or liquidated prior to this date. On September 20, 1993, the Riverview Office Building was sold for $1,900,000 and on November 22, 1993, the Villa Verdi Apartments were sold for $5,425,000. On January 30, 1995, the Crossings Shopping Center was sold for $776,490 of net proceeds to the Partnership. On August 23, 1995, the Candlewyck Apartments were sold for net proceeds of $6,072,257.

In arriving t an estimate of the value of each asset a number of factors were considered. Important to the analysis was the Partnership's policy on the assets as to whether an asset would be retained until the maturity of the Partnership or sold in the near-term. The decision to sell in the near-term might be on the basis that there is no long-term potential for the asset to materially increase in value or that substantial dollars might be necessary to renovate and repair the asset. Also, the Partnership may have received an offer to purchase the property for a price that would be difficult to refuse, based on the factors known at this time. The decision to hold until the maturity of the Partnership indicates it is to be considered as an investment and the assumption that the asset will grow in value.

Schedule D-1 lists the four Real Estate Assets in Balcor Pension Investors - III presently owned by the Partnership. The first column indicates the Asset Present Value without regard to potential payments to the General Partner. The remaining columns set forth the calculations to determine if their is Excess Value, and, if so, what is due the General Partner. The last column is the Partnership Asset Value, which is equal to the Asset Present Value minus the General Partner Share of Excess. The Partnership Asset Value includes the Underlying Mortgage, where applicable, since the underlying mortgage is deducted later in Schedule E - Liabilities.

Schedule D-2 is a summary of the calculations of the Asset Present Value for each real estate asset in Balcor Pension Investors - III. Perimeter 400 Center and Stemmons Center, which are also held by several affiliated Partnerships, have been valued on the basis of 1996 projected cash flows. Orchards Center and The Woods Apts. have been valued on the basis of their latest appraised value. This was done because it is expected that this Partnership will be closed in 1998 because of the mortgage loan maturities, so it is not reasonable to assume that the real estate assets will be held beyond that period for long term investment value. Since the affiliated Partnerships holdings of portions of Perimeter 400 Center will close later than Balcor Pension Investors - III, it is assumed that Balcor Pension Investors - III's portion may be sold to an affiliated Partnership in order to preserve its long term value.

                                 SCHEDULE D-1
                           Real Estate Asset Summary

BALCOR PENSION INVESTORS III   ASSET
                              PRESENT      LESS:      LESS:
                                VALUE   UNDERLYING    FUNDS      EXCESS
PROPERTY                     31-Mar-96   MORTGAGE  OUTSTANDING    VALUE
- --------------------------------------------------------------------------
Orchards S.C.
  (Office Bldg sold 9/29/94)  7,000,000  1,655,741   4,090,719  1,253,540

Perimeter 400 Center(12.62%)  4,367,115          0   4,692,683   (325,568)

Stemmons (27.50%)             3,326,276          0   7,700,000 (4,373,724)

Woods Apartments             11,100,000          0   6,400,259  4,699,741
                            ----------------------------------------------
                             25,793,391  1,655,741  22,883,661  1,253,989



                              GENERAL
                               PARTNER
                              SHARE OF      NET    PARTNERSHIP
                               EXCESS     EXCESS   ASSET VALUE
PROPERTY                       AT 10%      VALUE    31-Mar-96
- ---------------------------------------------------------------
Orchards S.C.
  (Office Bldg sold 9/29/94)    125,354  1,128,186   6,874,646

Perimeter 400 Center(12.62%)          0   (325,568)  4,367,115

Stemmons (27.50%)                     0 (4,373,724)  3,326,276

Woods Apartments                469,974  4,229,767  10,630,026
                            -----------------------------------
                                595,328    658,661  25,198,063

                                 SCHEDULE D-2
                       Real Esate Appraisal Projections

BALCOR PENSION INVESTORS III
REO - Discounted Cash Flow Analysis as of:  31-Mar-96
PROJECTION SOURCE:                APPRAISAL PROJECTIONS
DISCOUNT RATES:
Net Cash Receipts                     10.00%
Residual Value                        10.50%
Sales Commission                       2.50%(on Gross Price)
Quarter Factor (for formula reference)   1
                                     ACTUAL    ACTUAL    ACTUAL    ACTUAL
                                       1992      1993      1994      1995
Net Cash Receipts                 ----------------------------------------
Reo Investments
Orchards S.C.
Valued at Appraised Value (11/94)
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts           0         0         0         0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%


Perimeter 400 Center (12.62%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital        0   240,956   336,312   429,849
              TI/LC/Capital               0   300,095    94,131   153,523
                                  ----------------------------------------
              Net Cash Receipts           0   (59,139)  242,181   276,327

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

Stemmons (27.50%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital        0         0         0   251,070
              TI/LC/Capital               0         0         0   124,458
                                  ----------------------------------------
              Net Cash Receipts           0         0         0   126,612

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

Woods Apartments
Valued at Appraised Value(10/95)
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts           0         0         0         0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

TOTAL NCR FROM INVESTMENTS                0   (59,139)  242,181   402,938

Total Net Cash Receipts PV
Total Residual Value PV
TOTAL PRESENT VALUES                 Budget  Pro-ject  Pro-ject  Pro-ject
                                       1996      1997      1998      1999
                                  ----------------------------------------

Orchards S.C.
Valued at Appraised Value (11/94)
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts           0         0         0         0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

Perimeter 400 Center (12.62%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital  426,033   374,987   434,100         0
              TI/LC/Capital         107,024    72,921    66,869         0
                                  ----------------------------------------
              Net Cash Receipts     319,009   302,067                   0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%          4,635,883

Stemmons (27.50%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital  271,951   307,905   300,690   331,124
              TI/LC/Capital          68,858         0    39,467         0
                                  ----------------------------------------
              Net Cash Receipts     203,092   307,905   261,223

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%                    3,587,176

Woods Apartments
Valued at Appraised Value(10/95)
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts           0         0         0         0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

TOTAL NCR FROM INVESTMENTS          522,101   609,972   261,223         0

                                   Pro-ject  Pro-ject  Pro-ject  Pro-ject
                                       2000      2001      2002      2003
                                  ----------------------------------------

Orchards S.C.
Valued at Appraised Value (11/94)
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts           0         0         0         0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%        0


Perimeter 400 Center (12.62%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts           0         0         0         0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

Stemmons (27.50%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

Woods Apartments
Valued at Appraised Value(10/95)
              NOI B4 TI/LC/Capital        0         0         0         0
              TI/LC/Capital               0         0         0         0
                                  ----------------------------------------
              Net Cash Receipts           0         0         0         0

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%                            0

TOTAL NCR FROM INVESTMENTS                0         0         0         0

                                  Asset PV as of
                                  31-Mar-96
                                  ----------

Orchards S.C.
Valued at Appraised Value (11/94)
              NOI B4 TI/LC/Capital        0 NCR Present Value
              TI/LC/Capital       7,000,000 Residual Present Value
                                  ----------
              Net Cash Receipts   7,000,000 Appraised Value

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%


Perimeter 400 Center (12.62%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital  478,012 NCR Present Value
              TI/LC/Capital       3,889,103 Residual Present Value
                                  ----------
              Net Cash Receipts   4,367,115 Appraised Value

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

Stemmons (27.50%)
Balcor Internal Projections
              NOI B4 TI/LC/Capital  602,902 NCR Present Value
              TI/LC/Capital       2,723,374 Residual Present Value
                                  ----------
              Net Cash Receipts   3,326,276 Appraised Value

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%

Woods Apartments
Valued at Appraised Value(10/95)
              NOI B4 TI/LC/Capital        0 NCR Present Value
              TI/LC/Capital       11,100,000Residual Present Value
                                  ----------
              Net Cash Receipts   11,100,000Appraised Value

GROWTH RATE                  1.04
CAPPED VALUE @               9.00%


                                  1,080,914 Total NCR PV
                                  24,712,477Total Residual PV
                                  ----------
                                  25,793,391TOTAL PRESENT VALUES

                    CALCULATION OF THE UNAMORTIZED PORTION
                           OF THE OFFERING EXPENSES

The unamortized portion of the offering expenses of Balcor Pension Investors - III, as of March 31, 1996, is calculated on a straight line basis over the life of the mortgage loan portfolio as follows:

  Total Offering Expenses through March 31, 1996 - $10,917,327
                                                    -----------

  Quarterly Amortization based on a total of 60 quarters - $181,955
                                                            --------

  Unamortized Portion as of December 31, 1992 - $3,639,127

  Remaining quarters as of December 31, 1992 (adjusted) - 23

  Revised quarterly amortization - $158,223

  Unamortized Portion as of March 31, 1996 = $3,639,127 - 2,056,897 =


                                   $1,582,230
                                   ==========

                            (10 Remaining Quarters)

          CALCULATION OF THE VALUE OF A LIMITED PARTNERSHIP INTEREST
                       IN BALCOR PENSION INVESTORS - III

The calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - III calls for the substitution of the value of the assets appraised for the related accounting numbers. The following Schedule E, which is Schedule B-1 modified for the values of the appraised assets, summarizes the calculations.

                                  SCHEDULE E

                            ADJUSTED BALANCE SHEET
                        BALCOR PENSION INVESTORS - III
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets

     Cash and Cash Equivalents                         $ 5,755,822
     Escrow Deposits                                        92,692
     Accounts and Accrued Interest Receivable               67,206
     Prepaid Expenses                                        7,723
     Deferred Expenses                                      18,746
     Interest Receivable on Notes, Short-term
       Investments, and First Mortgages                     56,817
     Net Investment in Loans Receivable                 16,253,952    (1)
     Unamortized Portion of Offering Expenses            1,582,230

     Real Estate Acquired Through Foreclosure           25,198,063    (2)
                                                       -----------

          Total Assets                                 $49,033,251
                                                       ===========

Liabilities

     Total Liabilities, including Mortgage Notes
       Payable of $1,655,741 (Orchards S/C)            $ 2,450,188
     Partners Capital, adjusted for Value
     (237,476 Limited Partnership Interests)            46,583,063
                                                       -----------

     Total Liabilities and Partners' Capital           $49,033,251
                                                       ===========

(1)From Schedule C.
(2)From Schedule D-1.

The Value of a Limited Partnership Interest in Balcor Pension Investors - III, March 31, 1996 =

         Partners' Capital, Adjusted for Value of the Assets
          -------------------------------------------------- =
                   Number of Partnership Interests



                    $46,583,063
                    -----------     = $196.16
                       237,476        =======

                      Rounded         $196.00
                                      =======

                      CALCULATION OF THE INTERESTS IN THE
                   EARLY INVESTMENT INCENTIVE FUND ("FUND")

As described in an earlier section of this report, the Partnership Agreement provides that, under certain terms and conditions, 2.5% of the cash flow distributed be set aside in the Early Investment Incentive Fund for payment, on dissolution of the Partnership, to two classes of investors who purchased Interests (1) on or before September 30, 1982, and (2) between October 1, 1982 and December 31, 1982. There were 158,937 Interests purchased prior to September 30, 1982 and 78,539 Interests purchased between October 1, 1982 and December 31, 1982.

The valuation is based on the sum of (1) the present value of the Early Investors' 25% share in the General Partners' 10% share of certain designated earnings of the Partnership, (2) the Early Investors Capital as of March 31, 1996, and (3) the present value of the future earnings from repurchased interests. This value is then distributed to the two classes of Early Investors pro rata on the basis of the preferred return.

General Partners' 10% Share of the 3/31/96
  Valuation                                        $ 257,619
Early Investor 25% Share                              64,405
Early Investor Capital @  3/31/96                  3,929,661
Present Value of Future Earnings on Repurchased
  Shares                                             157,093
                                                  ----------
                                                  $4,151,159
                                                  ==========

                              Value Per Unit

                           Investors Level 1          $17.48
                                                      ======

                           Investors Level 2          $17.48
                                                      ======


                      Rounded Value Per Unit

                           Investors Level 1          $17.00
                                                      ======

                           Investors Level 2          $17.00
                                                      ======